News Release
Medtronic Media Contacts:
     Jeff Warren, Investor Relations, 763-505-2696
     Marybeth Thorsgaard, Public Relations, 763-505-2644
Medtronic Elects David Calhoun and Ken Powell to the Board of Directors
MINNEAPOLIS — June 22, 2007 — Medtronic, Inc. (NYSE: MDT) today announced that its Board of Directors unanimously voted to elect to the Board as independent directors David L. Calhoun, Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company, and Kendall J. Powell, President, Chief Operating Officer and Director of General Mills.
Prior to joining The Nielsen Company in August of 2006, Mr. Calhoun served as Vice Chairman of General Electric Company and President & Chief Executive Officer of GE Infrastructure. Before that, he served as President and Chief Executive Officer of GE Aircraft Engines; President and Chief Executive Officer of Employers Reinsurance Corporation; President and Chief Executive Officer of GE Lighting; and President and Chief Executive Officer of GE Transportation Systems.
Mr. Powell joined General Mills in 1979 and has held various executive positions in the United States and abroad including Executive Vice President of General Mills; Executive Vice President and Chief Operating Officer of U.S. Retail; Chief Executive Officer of Cereal Partners Worldwide; President of General Mills’ Big G Division; and President of Yoplait USA.
“We are delighted that Dave and Ken are joining the Medtronic board. Each brings a wealth of business expertise that will be invaluable to Medtronic and its shareholders. We are especially pleased that they both bring strong international backgrounds, which will be important to our expanding business outside the United States,” said Art Collins, Medtronic chairman and chief executive officer.
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology, alleviating pain, restoring health and extending life for millions of people around the world.
Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 28, 2006. Actual results may differ materially from anticipated results.
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Medtronic, Inc. 2007